EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C- 1960
Contacts: Media Robin Keegan 404-652-4713 Investors Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: March 31, 2005

GEORGIA-PACIFIC TO CALL 8.625 PERCENT DEBENTURES DUE IN 2025

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has elected to call for redemption all of its 8.625 percent debentures due April 30, 2025. These debentures were issued in April 1995 and have an aggregate outstanding principal amount of $250 million. The company anticipates that the debentures will be redeemed on or about April 30, 2005.

            Georgia-Pacific said it will use funds available under its revolving credit facility to redeem these debentures. The company expects to record a second quarter 2005 pretax charge of approximately $12.5 million for call premiums and to write off deferred debt issuance costs.

            This news release is for informational purposes only and is not an offer to buy any securities of Georgia-Pacific. The debentures will be redeemed pursuant to and in accordance with the related indenture, including the notice of redemption that will be distributed to holders of the debentures.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs approximately 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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